Exhibit 99.1

TIMOTHY L. LAFREY ELECTED AS PRESIDENT AND CHIEF

OPERATING OFFICER OF APS

AUSTIN, TEXAS, March 26, 2007 - American Physicians Service Group, Inc. (“APS”) (NASDAQ: AMPH) today announced that Timothy L. LaFrey has been elected President and Chief Operating Officer of the Company. Mr. LaFrey has also been appointed to the Company’s Board of Directors.

Tim LaFrey had previously served as partner in charge of the Austin office of Akin Gump Strauss Hauer & Feld LLP where his law practice focused on corporate governance, mergers and acquisitions, and debt and equity financings. Mr. LaFrey has extensive experience in the insurance, health care, technology, and financial services industries. Prior to becoming an attorney, Mr. LaFrey, who is also a certified public accountant, was in the audit practice of KPMG Peat Marwick in Austin. He maintains memberships in the American Bar Association, The State Bar of Texas, and the Travis County Bar Association. He is also a member of The American Institute of Certified Public Accountants, and the Texas Society of Certified Public Accountants.

APS’ Chairman of the Board and Chief Executive Officer, Ken Shifrin, commented, “Last week we announced the acquisition of American Physicians Insurance Exchange (“APIE”). Over the last year, as we worked toward completing that transaction, we began to see more and more opportunities that would open up to us once the two companies were combined. We also realized that our already lean management team, despite its extraordinary talent and dedication, would be stretched too thin to fully capitalize on the growth potential that we anticipate. It was from that perspective that I asked Tim LaFrey to join the team and feel very fortunate that he has accepted the position of President and Chief Operating Officer. He will be joining us in mid-April. As managing partner of the Austin office of a top national law firm, Tim has managed the people and other project resources necessary to accomplish literally hundreds of business combinations, offerings, and complex transactions, a background that fits ideally with our view of the future needs of APS. Furthermore, he has served as our primary outside counsel on corporate law matters for well over ten years and led our legal team on the APIE acquisition. I am confident that Tim will provide leadership at a time of exciting opportunity for the Company.”

APS is a management and financial services firm with subsidiaries and affiliates which provide: medical malpractice insurance services for doctors; and brokerage and investment services to institutions and high net worth individuals. The Company is headquartered in Austin, Texas and maintains offices in Dallas.

This press release includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results to differ materially. These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect the Company’s future results, please see the Company’s recent filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual results may differ materially from management expectations. Copies of the filings are available upon request from the Company’s investor relations department.

For further information, visit APS’ website at www.amph.com or contact:

Mr. Kenneth Shifrin, Chairman of the Board (or)

Mr. W. H. Hayes, Sr. Vice President - Finance

American Physicians Service Group, Inc.

1301 Capital of Texas Highway, C-300

Austin, Texas 78746

(512) 328-0888